Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact: Laura C. Baldwin Director of Finance and Investor Relations 214-473-3969 laura.baldwin@triadhospitals.com	Media Contact: Patricia G. Ball Vice President, Marketing & PA 214-473-3752 pat.ball@triadhospitals.com

Triad to Offer Senior Subordinated Notes

PLANO, TX (November 3, 2003) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) announced today that, subject to market and other conditions, it intends to offer this week in a private placement at least $450 million aggregate principal amount of Senior Subordinated Notes due 2013.

Triad intends to use the net proceeds from the new notes offering to repurchase any and all of its existing 11% Senior Subordinated Notes due 2009 and make consent payments in connection with the amendment of the related indenture pursuant to the tender offer and consent solicitation it commenced on October 27, 2003. Triad expects to use the remaining proceeds to finance potential acquisitions or joint ventures and for general corporate purposes. The new notes offering is conditioned upon Triad’s acceptance of 11% notes for purchase in the tender offer.

The new notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute either an offer to sell or a solicitation of offers to buy the new notes. The new notes offering will be made only to qualified institutional buyers under Rule 144A of the Securities Act of 1933.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. Upon closing of a pending acquisition of 4 hospitals, the Company will have 55 hospitals (including two under construction) and 14 ambulatory surgery centers in 17 states with approximately 9,680 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.